EXHIBIT 10.1
THIRD AMENDED AND RESTATED MARKETING AGREEMENT

This THIRD AMENDED AND RESTATED MARKETING AGREEMENT (the "Agreement") is entered into as of the 28th day of August, 2006 by and between SunnComm International, Inc., a Nevada corporation with a principal place of business at 668 North 44th Street, Suite 248, Phoenix, Arizona 85008 ("SunnComm") and MediaMax Technology Corporation, a Nevada corporation with a principal place of business at 668 North 44th Street, Suite 241, Phoenix, Arizona 85008 ("MM").

WHEREAS, the parties hereto are parties to a Marketing Agreement regarding the subject matter hereof dated February 2, 2004 (the "Original Agreement") and a First Amended and Restated Exclusive Marketing Agreement regarding the subject matter hereof dated June 11, 2005 (the "First Amendment") and a Second Amended and Restated Exclusive Marketing Agreement regarding the subject matter hereof dated September 21, 2005 (the "Second Amendment");

WHEREAS, the parties have agreed to amend and restate the Original Agreement, as amended and restated by the First and Second Amendments, in its entirety as set forth herein, provided that this Agreement shall become retroactively effective as of July 1, 2006;

WHEREAS, SunnComm has created certain products known as MediaMax, MediaCloQ, MusicMail, Perfect Placement, CDMX, IPT (InMOD Powered by TranzByte), OctiPod and All«Play, as more fully described herein, which are proprietary to SunnComm;

WHEREAS, in furtherance of the marketing of SunnComm's products, SunnComm desires to engage MM to provide SunnComm with the marketing services described herein, and MM desires to provide such services to MM; and

WHEREAS, the parties have executed an Agreement and Plan of Merger (the "Merger Agreement") on June 11, 2005,

NOW, THEREFORE, in consideration of the anticipated MM revenue associated with the sale of SunnComm’s newest products and in consideration of their mutual promises set forth below and other valuable consideration, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) "Customers" shall mean those persons and entities who license one or more Products from SunnComm or MM.

(b) "Products" shall mean the object code version of the products described on Schedule A to this Agreement and any other products which at any time and from time to time after the date hereof SunnComm owns, develops or otherwise has the right to license in the manner provided herein, with all documentation provided with the products and any updates or enhancements to the products that SunnComm generally releases to its customers.

(c) "Trademarks" shall mean the trademarks and service marks listed on Schedule B to this Agreement and any other names, designations, trademarks, and service marks used from time to time by SunnComm in connection with the Products.

(d) Any other capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Merger Agreement.

2. Effectiveness. This Agreement shall become effective as of July 1, 2006. The terms, conditions, rights and obligations set forth in the Original Agreement, as amended by the First and Second Amendments, shall be superseded by this Agreement.

3. Appointment; Licenses.

3.1 Appointment. Subject to the terms and conditions of this Agreement, SunnComm hereby appoints MM, and MM hereby accepts such appointment and agrees to act, as the marketing representative of the Products throughout the world.

3.2 Grant and Term of License to MM. Subject to the terms and conditions of this Agreement, SunnComm hereby grants to MM, and MM hereby accepts, the following nontransferable licenses:

(a) an irrevocable worldwide license to promote and market the Products, including any and all modifications, corrections, improvements and enhancements of the Products and any materials and documentation provided for use in connection with the Products for a term of five years after the effective date of this Agreement (the date on which the entirety of this Agreement becomes effective pursuant to Section 2 hereof); and

(b) a non-exclusive license to use the Products solely for the following purposes: (i) demonstrating the operation and capabilities of the Products to prospective Customers, and (ii) training MM's marketing and support personnel.

3.3 Covenants and Duties of MM.

(a) Promotion of Products. MM will use its best efforts to promote and maximize the licensing and use of the Products throughout the world. In furtherance of, but without limiting the generality of the foregoing, MM agrees to:

(i) diligently seek out prospective licensees for the Products;

(ii) diligently conduct demonstrations of Products;

(iii) assist SunnComm in conducting trade shows and sales promotional campaigns;

(iv) assist SunnComm in assessing customer-requested modifications and improvements to the Products;

(v) assist SunnComm in the design, development and production of English language advertising and marketing materials generally released by SunnComm relating to the Products;

(vi) distribute advertising and marketing literature supplied by SunnComm in accordance with Section 3.4(a) of this Agreement;

(vii) in all correspondence or other dealings relating to or concerned with the Products, clearly indicate that it is acting as marketing representative and not as author or developer of the Products; and

(viii) inform SunnComm promptly of any information received by MM which is likely to be of interest, use or benefit to SunnComm relating to marketing, support or development of the Products.

(b) Sales Approach; Agreements with Customers. MM will typically be responsible for making the initial presentation of Products to Customers. MM and SunnComm will determine by mutual agreement when it is appropriate for SunnComm personnel to participate in sales opportunities. In no event shall MM purport to, or represent itself as having the authority to, make commitments on behalf of SunnComm.

(c) Other Products. MM agrees that, during the term of this Agreement, it will not market, distribute or recommend products that are competitive with the Products ("Competing Products") or work with any other company with respect to Competing Products.

(d) Trial Licenses. MM shall not provide trial or evaluation copies of the Products to Customers or others without the prior written consent of SunnComm. All trial or evaluation copies of the Products authorized by SunnComm shall be provided in accordance with the terms of this Agreement.

(e) Adverse Comments. MM agrees that during the term of this Agreement and thereafter, MM shall not comment in a negative fashion about SunnComm or any of the Products or services provided hereunder.

3.5 Covenants and Duties of SunnComm.

(a) Provision of Marketing Materials. SunnComm will provide to MM, at no cost to MM, copies of English language advertising and marketing materials generally released by SunnComm relating to the Products ("Marketing Materials") for distribution and use by MM in accordance herewith. MM may make and distribute a reasonable number of copies of the then-current versions of any Marketing Materials delivered to MM by SunnComm, provided that MM shall not use or distribute any Marketing Materials identified as rescinded by SunnComm. MM may translate the Marketing Materials into any other language or languages as necessary to effectively market the Products.

(b) Provision of Products. Upon execution of this Agreement, SunnComm shall provide to MM one copy of each of the Products for use in accordance with this Agreement and shall provide to MM one copy of all additional Products at the time of development.

(c) New Versions. SunnComm may from time to time and at its sole discretion release a new version (the "New Version") of any Product or Products, which new version shall supersede the prior version (a "Superseded Version"). In the event that SunnComm releases a New Version, SunnComm may cease to maintain or support the Superseded Version at any time after ninety (90) days following the release of the New Version. Upon notice to MM by SunnComm of the availability of the New Version, MM may not market the Superseded Version without the prior written approval of SunnComm.

(d) Updates; New Products. SunnComm shall promptly provide MM with all updates, corrections, enhancements, and new versions (each, a "New Version," which supersedes a "Superseded Version") of the Products for purposes of exploitation pursuant to the terms of this Agreement. In the event any Products become part of a "bundle," are "displaced" by a similar product, are packaged with additional products such that such Product(s) are no longer offered as a separate product, are renamed, or are unbundled into separate products, such new or other products shall automatically be deemed to be Products covered by this Agreement. In the event that SunnComm releases a New Version, SunnComm may cease to maintain or support the Superseded Version at any time after ninety (90) days following the release of the New Version. Upon notice to MM by SunnComm of the availability of the New Version, MM may not market the Superseded Version without the prior written approval of SunnComm. All new products developed by SunnComm which are in any way related to the Products shall automatically be deemed "Products" hereunder without any further action by either party hereto.

(e) Marketing Support. SunnComm will provide reasonable assistance to support MM's marketing efforts. Without limiting the generality of the foregoing, SunnComm will (i) attend sales calls and/or presentations with MM as reasonably requested by MM and agreed to by SunnComm in connection with the presentation of Products; (ii) provide reasonable support and aid in any response to a request for a proposal to which a response is prepared by MM involving one or more Products; (iii) provide reasonable support and assistance with any field trial of one or more Products; and (iv) keep MM reasonably informed of the status of significant product enhancements or new products.

3.6 Installation, Training and Support. SunnComm shall be responsible for installation of all Products, training of the Customer, maintenance of Products and systems used in connection with the products, and support for the Products. SunnComm shall deal directly with each Customer for purposes of providing and supporting the Products from and after the time a Customer Agreement is reached with each such Customer.

3.7 Prices, Licensing Fees and Royalties.

(a) Price. Each Customer Agreement shall provide for prices for Products as determined by SunnComm.

(b) Licensing Fees and Royalties.

(i) Initial License Fee. MM has previously paid to SunnComm an initial  license fee in the amount of $2,030,000 pursuant to the Original Agreement.

(ii) Amount of Royalty Payments. SunnComm shall pay royalties to MM in an amount equal to 40% of the Gross Licensing Revenues, (determined in accordance with Generally Accepted Accounting Principles consistently applied) realized on any and all sales or sublicenses of any Products or future developments thereto.

(iii) Minimum Monthly Royalty. Effective July 1, 2006 MM shall not be required to pay a minimum monthly royalty to SunnComm. MM will pay SunnComm a monthly administrative support fee of Twelve Thousand Dollars ($12,000).

(c) Payment. Each Customer Agreement shall provide for payment by the Customer to SunnComm. SunnComm shall be responsible for collection of all fees from Customers. SunnComm shall remit royalties due to MM monthly and reconcile with MM on a quarterly basis, within thirty (30) days after the end of each calendar quarter, with a detailed accounting of the calculation of the amounts remitted.

3.8 Records, Right to Audit.

(a) SunnComm Reports. SunnComm shall report to MM the following information:

(i) within thirty (30) days after the end of each calendar  quarter, a list of all Products licensed to Customers And the Gross Licensing  Revenues received during the preceding quarter;

(ii) on a quarterly basis, a rolling forecast of orders for each Product; and

(iii) such other information relating to the marketing of the Products as MM shall reasonably request from time to time.

(b) Business Records; Right to Audit and Copy. During the term of this Agreement and for a period of two (2) years thereafter, SunnComm shall maintain accurate records relating to its performance of its obligations under this Agreement ("Business Records"). During the later of five (5) years thereafter or until SunnComm's obligation to MM is paid in full, MM or its designee shall have the right, at its own expense and under reasonable conditions of time and place, to from time to time audit the Business Records. In the event of judicial or governmental order or decree, SunnComm shall immediately make copies of the Business Records available to MM either at SunnComm's principal place of business or by forwarding such copies to MM, as instructed by MM.

3.8 Assignment of Revenues. In consideration of the mutual covenants contained herein, SunnComm hereby assigns to MM in accordance with Section 3.7 of this Agreement, in perpetuity, all revenues derived from the following:

(a) that certain Software Licensing Agreement dated January 12, 2004, by and between SunnComm, as Licensor and Immediatek, Inc. as Licensee; and

(b) other Agreements or contracts for revenue which SunnComm has or may obtain through the direct or indirect efforts of MM, until its obligations under Section 3.7 (c) are fulfilled.

4. Previous Agreements Superseded. Upon effectiveness, this Agreement shall amend and restate in its entirety the Exclusive Marketing Agreement dated February 2, 2004 between the parties hereto, which shall be superseded hereby. Upon execution, this Agreement supersedes the First Amended and Restated Marketing Agreement dated June 11, 2005. Upon execution, this Agreement supersedes the Second Amended and Restated Marketing Agreement dated September 21, 2005.

5. Confidentiality; Publicity.

5.1 Confidential Information. The confidentiality provisions of this Section 5 shall apply to all confidential and proprietary information disclosed by the parties to each other orally or in writing, including information disclosed prior to the date hereof, with respect to their respective businesses, operations and proprietary technologies ("Confidential Information"); provided, however, that for purposes of this Agreement, Confidential Information shall be deemed not to include information which at the time of disclosure or thereafter (a) is generally available to the public (other than as a result of a disclosure by the receiving party), (b) is available to the receiving party on a non-confidential basis from a source other than the disclosing party, provided such source is not and was not bound by a confidentiality agreement with the disclosing party or otherwise prohibited from transmitting such information to the receiving party by a contractual, legal or fiduciary obligation, (c) has been independently developed by the receiving party, as evidenced by its written records, or (d) which at the time of disclosure, and with respect to such disclosure only, is required to be disclosed pursuant to a requirement of law.

5.2 Nondisclosure. Each party agrees, in addition to all the other protections provided in this Agreement, to limit disclosure of competitively  sensitive information to those members of its senior management team and those Representatives (as hereinafter defined) whose evaluation or knowledge of such information is reasonably required with respect to the potential business transaction(s). MM and SunnComm mutually agree to hold each other's Confidential Information in strict confidence, to use it only for the purpose of pursuing a potential business transaction between them, and not to disclose such Confidential Information to any third party, except as provided herein, and to use its best efforts to protect such onfidential Information. MM and SunnComm may disclose each other's Confidential Information to their respective employees, accountants, financial advisors, outside counsel and other representatives with a bona fide need to know (collectively, "Representatives"), provided that prior to disclosing Confidential Information or any information described in Section 5.3 below to a Representative, MM or SunnComm, as the case may be, shall inform such Representative of the requirements of this Agreement and obtain from such Representative his or her agreement to be bound thereby.

5.3 Nondisclosure of Negotiations. Without the prior written consent of the other party, and subject to Section 5.4 below, MM and SunnComm will not, and will direct their respective Representatives not to, disclose to any third party (other than a Representative in accordance with Section 5.2 above or to potential investors in MM or SunnComm in connection with an offering of securities of such company) either the fact that any investigations, discussions or negotiations are taking place concerning a potential business transaction between them, or that each of them has requested or received information from the other party, or any of the terms, conditions or other facts with respect to any such potential business transaction, including the status thereof.

5.4 Required Disclosures. If MM or SunnComm or any of their respective Representatives is required by law to disclose any of the other party's Confidential Information or any of the terms, conditions or other facts with respect to the potential business transaction between MM and SunnComm, the party required to make such disclosure will promptly notify the other party of such requirement prior to making the disclosure. MM and SunnComm will then confer and use reasonable, good faith efforts to agree on a form and terms of disclosure reasonably acceptable to both MM and SunnComm in light of the circumstances under which the disclosure is required to be made, provided that if following such notice and conferring MM and SunnComm are unable to agree on a mutually acceptable form and terms of disclosure, then the party making the disclosure shall have no liability to the other party to the extent such disclosure is required by law provided such party makes reasonable efforts to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the other party's Confidential Information by the tribunal requiring disclosure.

5.5 No Representations. MM and SunnComm understand and acknowledge that neither party is making any representations or warranties, express or implied, as to the accuracy or completeness of the Confidential Information, and neither MM, SunnComm nor the officers, directors, employees, stockholders, owners, affiliates or agents of either will have any liability to the party receiving Confidential Information resulting from such party's use of or reliance on the Confidential Information. Only those representations or warranties that are made in a definitive agreement between MM and SunnComm when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such agreement, will have any legal effect.

5.6 Return or Destroy. Upon the written request of the other party, MM or SunnComm, as the case may be, shall return to the disclosing party, within ten days, all Confidential Information and all copies thereof if in written or other tangible form. Where impractical to return copies, such copies shall be destroyed. Within such ten-day period, if requested by the disclosing party, an affidavit of the receiving party, duly sworn by an officer of such party, shall be delivered to the disclosing party attesting to the return and destruction of all Confidential Information.

5.7 Publicity. Except to the extent required by applicable securities laws, neither MM nor SunnComm shall, except with the prior written consent of the other party hereto, make any public announcement regarding the execution of this Agreement or make use of or mention of SunnComm or MM's or any of their respective clients' name, logo, or other trademarks, including, but not limited to, in any press release, marketing materials, website, or any other communications written or otherwise.

6. SunnComm Warranties. SunnComm represents and warrants to MM that:

(a) Rights. SunnComm has the right to enter into this Agreement and grant to MM the rights granted herein.

(b) Non-Infringement. SunnComm warrants that the Products, as delivered by SunnComm, do not infringe on any copyright, patent, or trade secret, and that SunnComm possesses full and sufficient right to license the use of the Products under this Agreement.

(c) Limited Warranty. For a period of thirty (30) days from the date of delivery to the Customer the Products will perform substantially in accordance with the functional specifications set forth in the documentation provided with such Products. SunnComm's entire liability and the Customer's sole remedy under this warranty shall be to require SunnComm to use reasonable efforts to repair or replace the nonconforming Product. Any replacement Products will be warranted for the remainder of the original warranty period or thirty (30) days from the date of receipt by the Customer, whichever is longer. SunnComm shall have no obligation under this limited warranty unless a written claim for breach of warranty is received by SunnComm within ten (14) days after the end of the applicable warranty period.

7. Limitation of Liability.

In no event shall SunnComm be liable for special, incidental, consequential or punitive damages, including, without limitation, any damages resulting from loss of data, loss of profits, loss of business or loss of goodwill arising out of or in connection with this Agreement or the performance of the Products, whether or not SunnComm or its licensors has been advised of the possibility of such damages.

8. Indemnification.

8.1 Indemnification by MM. MM shall indemnify and hold harmless SunnComm and its officers, directors, employees and agents, from and against any and all claims, demands, liabilities, losses, costs and expenses (including reasonable attorneys fees and any fees of consulting professionals) of any kind whatsoever levied against or incurred by SunnComm, its officers, directors, employees or agents, arising directly or indirectly out of conduct of MM outside the scope of this Agreement or MM's failure to perform any of its obligations under this Agreement.

8.2 Indemnification by SunnComm. SunnComm shall indemnify and hold harmless MM and its officers, managers, members, employees and agents, from and against any and all claims, demands, liabilities, losses, costs and expenses (including reasonable attorneys fees and any fees of consulting professionals) of any kind whatsoever levied against or incurred by MM, its officers, directors, employees or agents, arising directly or indirectly out of conduct of SunnComm outside the scope of this Agreement or SunnComm's failure to perform any of its obligations under this Agreement.

8.3 Infringement Indemnity. Each party hereto shall immediately notify the other party of any infringements of rights in the Products which come to their attention. SunnComm shall defend or, at its option, settle, any claim, action or proceeding brought against MM that any Product infringes any United States patent, copyright or trade secret, and shall indemnify MM against all damages and costs finally awarded against MM in any such action or proceeding which results from any such claim. SunnComm shall have no liability under this Section 8.3 unl ess MM (a) promptly notifies SunnComm in writing of the claim, action or proceeding, (b) gives SunnComm full authority, information and assistance to defend such claim, action or proceeding, and (c) gives SunnComm sole control of the defense and settlement of such claim, action or proceeding and all negotiations relating thereto. MM retains the right to be present and represented by counsel, at its own expense, at all times during the litigation and/or other discussions related to the proceedings. If a Product or any part thereof becomes, or in SunnComm's opinion is likely to become, the subject of a valid claim of infringement or the like under any United States patent, copyright or trade secret law, SunnComm shall have the right, at its option and expense, either to obtain a license permitting the continued use of the Product or such part, to replace or modify it so that it becomes non-infringing, or to terminate the license granted herein to market the Product. SunnComm shall have no liability hereunder for any costs incurred or settlement entered into without its prior written consent. SunnComm shall have no liability hereunder with respect to any claim based upon (a) the combination of the Product with other products not furnished by SunnComm or (b) any addition or modification to the Product by any person or entity other than SunnComm.

9. Term and Termination.

9.1 Term. The term and effectiveness of this Agreement shall commence upon the effective date of July 1, 2006 and shall continue for a term of five years after the effective date of this Agreement (the date on which the entirety of this Agreement becomes effective pursuant to Section 2 hereof), unless earlier terminated in accordance with this Section 9 (the "Term") (and the parties hereby acknowledge that the following termination provisions apply only from and after the date of effectiveness of this Agreement).

9.2 Termination for Default. Either party may, at its option, terminate this Agreement effective upon written notice to the other party if the other party has materially breached any provision of this Agreement and has failed to cure the breach within thirty (30) days after receipt of written notice of the breach. Notwithstanding the foregoing, if either party shall fail to fulfill any of its material obligations hereunder and the other party has previously sent two notifications to such party pursuant to this Section 9.2 of a failure to fulfill the same or similar obligations, the other party may, despite any remedy or cure of such breaches in the past by the defaulting party, terminate this Agreement by giving written notice of termination to the defaulting party, effective immediately upon its sending.

9.3 Termination for Insolvency. SunnComm may terminate this Agreement upon written notice to MM if MM is liquidated or dissolved, or becomes insolvent, or suffers a receiver, administrator or trustee to be appointed for it or any of its undertakings or assets, or is deemed to be unable to pay its debts or shall cease to carry on business, or makes a general assignment for the benefit of its creditors or institutes or has instituted against it any proceeding under any law relating to bankruptcy or insolvency or the reorganization or relief of debtors.

9.4 Effect of Termination. Upon termination of this Agreement for any reason, MM shall immediately cease (i) marketing the Products, and (ii) using the Marketing Materials. The termination of this Agreement shall not affect or terminate the SunnComm’s payment obligations as set forth in Section 3.7(c) of this Agreement.

9.5 Effect of Termination on Customers. Any termination of this Agreement shall not affect any Customer Agreement, as long as the Customer is not in breach of such Agreement.

9.6 Return of Promotional Material and Confidential Information. Within five days after expiration or termination of this Agreement, MM shall promptly submit a current sales report to SunnComm a report for the period from the date of the last such report through the date of expiration or termination, (ii) return to SunnComm all copies of any Products, Confidential Information and Marketing Materials, (iii) to the extent any such Products, Confidential Information or Marketing Material can not be returned to SunnComm, erase or destroy all copies of such Products, Confidential Information and Marketing materials under MM's control, including all copies that are fixed or running in machines controlled by MM, and (iv) have an authorized representative of MM certify in writing to SunnComm that MM has complied with the requirements of this paragraph.

10. Dispute Resolution.

10.1 Matters Covered. Any dispute, controversy or claim between the parties arising out of this Agreement, including any dispute as to the existence,  construction, validity, interpretation, enforceability or breach of this Agreement (the "Dispute"), shall be exclusively and finally resolved as set forth hereafter.

10.2 Meeting; Mediation. In the event of any such Dispute, a meeting (the "Meeting") shall be held in Phoenix, Arizona promptly between the parties, attended by individuals with decision-making authority regarding the Dispute to attempt in good faith to negotiate a resolution of the Dispute. If within thirty (30) days after such Meeting the parties have not succeeded in resolving the Dispute, then the parties shall initiate non-binding mediation proceedings and submit the Dispute to a mutually acceptable third-party mediator in Phoenix, Arizona who is acquainted with dispute resolution methods. The parties will participate in good faith in the mediation and the mediation process. The mediation process shall be completed within sixty (60) days after the date of the Meeting.

10.3 Arbitration. If the Dispute is not resolved by mediation, then either party may initiate a binding arbitration action conducted in accordance with the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA"). The parties shall attempt to select a single neutral arbitrator to hear the Dispute. Such arbitrator need not be affiliated with the AAA. If the parties fail to agree on a single neutral arbitrator within ten (10) days of the filing of the demand for arbitration, then three neutral arbitrators shall be appointed in accordance with the Rules. The arbitration award shall be in writing and shall specify the factual and legal basis for the award. The arbitration shall be conducted in Phoenix, Arizona, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Neither party shall be entitled to seek or recover punitive damages in considering or fixing any award under these proceedings.

10.4 Costs. The costs of the mediation and arbitration, including any mediator's fees, AAA administration fee, the arbitrator's fee, and costs for the use of facilities during the hearings, shall be borne equally by the parties. Attorneys' fees may be awarded to the prevailing or most prevailing party at the discretion of the arbitrator(s).

10.5 Other. Any dispute relating to or in connection with the enforceability of these dispute resolution provisions shall be brought only in a court in Phoenix, Arizona for that purpose.

11. General.

11.1 Independent Contractors. The relationship of SunnComm and MM shall be that of independent contractors and not employees, agents, joint venturers or partners. MM shall be solely responsible to determine the method, details and means of performing its services hereunder. MM assumes full and sole responsibility for the payment of all compensation and expenses of its employees and for all of their state and federal income tax, unemployment insurance, Social Security and other applicable employee withholdings. MM shall not hold itself out as an agent of SunnComm nor shall MM contract or otherwise make any commitments to any third party on SunnComm's behalf without SunnComm's prior consent.

11.2 Entire Agreement. This Agreement (including any and all attachments hereto), constitutes the entire understanding and agreement between the parties  with respect to the subject matter hereof, supersedes all prior oral and written communications between the parties with respect to the subject matter hereof, and may be amended, modified or changed only in writing when signed by both parties.

11.3 Assignment. This Agreement may be assigned in whole or in part by MM pursuant to any merger, consolidation or other reorganization involving MM, with the prior express written consent of SunnComm, which will not be unreasonably withheld. SunnComm may not assign or transfer this Agreement, in whole or in part, without the prior express written consent of MM. This Agreement shall be binding upon, and shall inure to the benefit of, SunnComm and MM and each of their legal representatives, successors and permitted assigns.

11.4 Waiver; Consent. No term of this Agreement will be deemed waived, and no breach of this Agreement excused, unless the waiver or consent is in writing signed by the party granting such waiver or consent.

11.5 Governing Law. This Agreement, its construction and enforcement shall be governed by the laws of the State of Arizona, without giving effect to conflict of law principles.

11.6 Severability. If any term or provision of this Agreement shall be found by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, the same shall not affect the other provisions hereof or the whole of this Agreement, but such terms or provisions shall be deemed modified to the extent necessary in the court's opinion to render such terms or provisions enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties herein set forth.

11.7 Force Majeure. Neither party shall be liable to the other for any failure or delay in performance of its obligations hereunder on account of terrorist attacks, strikes, shortages, riots, insurrections, fires, floods, storms, explosions, earthquakes, acts of God, war, governmental action or any other cause which is beyond the reasonable control of such party.

11.8 Notices. All notices, requests and other communications permitted or required under this Agreement must be in writing, and shall deemed to have been given if faxed (with transmission acknowledgement received), delivered personally or by overnight courier service, sent by electronic mail or mailed by certified or registered mail (return receipt requested) as follows:

To SunnComm: SunnComm International, Inc.
    668 North 44th Street, Suite 248
    Phoenix, Arizona 85008
    Facsimile: (602)267-7400
    Email: peter@sunncomm.com
    Attention: Mr. Peter Jacobs

With a copy to: Wees Law Firm, L.L.C.
    2600 N. Central Ave., Suite 635
    Phoenix, AZ 85004
    Facsimile: (602) 288-1692
    Email: jweeslawfirm@cox.net
    Attention: James F. Wees

To MM: MediaMax Technology Corporation
    668 North 44th Street, Suite 241
    Phoenix, Arizona 85008
    Facsimile:
    Email: scott@mediamaxtechnology.com
    Attention: Scott Stoegbauer

or to such other address, fax number or electronic mail address of which any party may notify the other parties as provided above. Notices shall be deemed given as of the date of any fax transmission acknowledgement, upon personal delivery or delivery by overnight courier service, receipt of any reply e-mail confirming delivery of such e-mail or five days after deposit of any certified or registered letter in the mail.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SUNNCOMM INTERNATIONAL, INC.	MEDIAMAX TECHNOLOGY CORPORATION

By ______________________________ Name: Peter H. Jacobs Title: President	By___________________________ Name: Scott Stoegbauer Title: President

SCHEDULE A
Description of Products

TranzByte CD and DVD multimedia enhancement software enables extra features like music videos, lyrics, biographies, photo galleries, banner and other online viral advertising, games, internet links and much more. It allows you to copy songs to a computer or portable player with the record labels approval. You can also share songs with family and friends using the MusicMail feature.

CDMX is a multi-media CD enhancement technology is housed entirely on the CD itself and does not require the loading of any software components in order to access the music and bonus content.

IPT is an enabling technology that was designed to offer companies an innovative alternative to traditional marketing media. Housed on a digitally-enhanced CD, I.PT provides branding, viral marketing, advertising and revenue-generating opportunities.

OctiPod provides an environment and interface to include additional digital content on a Video DVD. The most common application might be a movie soundtrack or other audio content included on the same DVD as a movie.

All«Play allows the use of electronic, optical and digital content across multiple applications, and more specifically, allows both content owners and end users to control how and where they can access content. For example, the delivery of music from an online music store to multiple destinations in multiple formats.

DVD copy management, content protection and enhancement technology. This technology provides an alternative, authorized process to play, move and share content from Video-based (Movie) DVDs in a legally approved and controlled process. It provides a compromise solution that delivers limited rights and enhanced features to DVD buyers without allowing freedom to steal content from the producer, or studio.

Perfect Placement is a product / service offering available through a graphic user interface. It is a centrally-served direct response marketing environment which provides a mechanism for the record labels, artists and movie studios to advertise their back catalogs, merchandise, web sites and take advantage of cross-promotional opportunities. Perfect Placement also allows record labels and Movie studios to generate third-party ad revenue based on targeted advertising and sponsorships available through the user interface.

MusicMail is a software product that allows the owner of a SunnComm enhanced CD or DVD to legally share available music with a friend by providing the recipient with a song that can be downloaded and listened to for a limited number of days, a limited number of plays or with a specific expiration date or no expiration at all.

Other products currently under development include, but are not limited to: MediaMax used in conjunction with a Music Kiosk that creates "enhanced CDs", MediaMax for CD+G (Karaoke CDs), MediaMax customized for confidential corporate audio/video content on CDs & DVDs.